EXHIBIT 99.1

BlastGard International Secures $1.2 Million in Financing

Proceeds will Provide Working Capital to Fund Company’s Operations

CLEARWATER FL — June 23, 2006 — BlastGard International, Inc. (OTCBB: BLGA) has secured $1.2-Million in financing to fund the Company’s operations, which are being ramped up to exploit increased and divergent demands. BlastGard sought this financing to provide working capital to develop additional new products and continue the manufacture of its well-established product line. In addition to entering the unit loading device (ULD) market via its agreement with Nordisk, BlastGard has continued to generate revenues from sales of its blast-mitigating trash receptacles (MTR). In the last year, the Washington Metropolitan Area Transit Authority (Metro) has purchased MTRs for its stations, while Amtrak completed its second MTR order. Meanwhile, BlastGard has continued to finalize the specifications of its new Pipe Bomb Mitigator (PBM™), designed for use by emergency responders, as well as further develop its series of protection products for vehicles, barriers, walls, revetments and bunkers.

“The results of our last three quarters show that we are generating the strategic relationships we expected from our sales strategy. This offering will provide the financing to execute our business plan and allow us to continue building value for our shareholders and customers,” said James F. Gordon, Chairman and Chief Executive Officer of BlastGard. “The investors involved in this financing are top-tier firms that believe in the future of our Company and consider BlastGard a quality investment.”

The two year 8% Subordinated Secured Promissory Note carries an annual interest rate of 8%, payable quarterly in arrears, in stock or cash at the Company’s discretion, in registered Common Stock, at 90% of the average of the 10 VWAPs immediately prior to the interest payment date as long as the stock price is not below the fixed conversion price. The Notes are convertible into shares of the Company’s common stock at $0.75 per share. A total of 5,097,333 Warrants were also issued in connection with this transaction at exercise prices ranging from $.75 per share to $2.00 per share. For additional information, reference is made to our Form 8-K filed with the Securities and Exchange Commission on or about the date of this release.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:	Investor Relations Contact:

BlastGard International, Inc.	The Investor Relations Group
Michael J. Gordon	Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400	(212) 825-3210

Media Contact:

Mike Graff
(212) 825-3210